Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

LOWERS EARNINGS EXPECTATIONS AND RETAINS FINANCIAL ADVISORS

NEW CASTLE, DE, June 16, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that it has lowered the Company’s earnings expectations for the second half of its fiscal year ended September 30, 2004.  Previously the Company believed that earnings and earnings before interest, taxes, depreciation and amortization (EBITDA) for the second half of fiscal year 2004 would exceed the results for the first six months ended March 31, 2004.  The Company expects the volume of shipments to increase during the second half of the year, but not as much as previously anticipated.  More importantly, polypropylene resin costs are expected to increase significantly compared with the first half of fiscal 2004 due to the rapid unforeseen escalations in costs of petroleum and associated products such as propylene and polypropylene resin, the Company’s primary raw material.  Recent price increases will offset a portion of these additional costs; however, market demand has not been sufficient to enable all of the cost increases to be passed on to the Company’s customers.  Principally as a result of these developments, the operating earnings and EBITDA for the second half of fiscal 2004 are expected to be materially less than the six months ended March 31, 2004.

The Company is working with its bank group to amend its covenants under the credit facility to reflect the recent developments and expects to make a related announcement as soon as information is available.  In addition, the Company has received a number of new financing proposals that would enable the Company to borrow up to an additional $35 million to increase the Company’s liquidity.  While there can be no assurance that it will do so, the Company believes that such an additional facility could be funded prior to July 30, 2004, the expiration of the 30-day grace period for the payment of interest provided for in the senior note indenture.

The Company also announced today that it is exploring financing and strategic alternatives with respect to its long-term capital structure.  To assist in this effort, the Company has retained Miller Buckfire Lewis Ying & Co., LLC as financial advisor and Shearman & Sterling LLP as special counsel.  In addition, at the Company’s request the holders of the Company’s 10¾% senior notes have formed an ad hoc committee of bondholders to explore the alternatives that the Company may wish to pursue.  The bondholders forming the committee have represented to the Company that they hold, in the aggregate, in excess of a majority of the outstanding 10¾% senior notes.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.